EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the heading “Experts” in the Registration Statement on Form S-8 pertaining to the following stock option plans:

(1)	First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan),

(2)	First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan),

(3)	First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan), and

(4)	First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan);

of First California Financial Group, Inc. and to the incorporation by reference therein of our report dated March 30, 2006, to the consolidated balance sheets of FCB Bancorp as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, appearing in the joint proxy statement-prospectus constituting part of Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-13816) filed on February 13, 2007.

/s/ Moss Adams LLP

Portland, Oregon
March 14, 2007